Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2017 relating to the consolidated financial statements of Nuvectra Corporation and subsidiaries incorporated by reference in the Annual Report on Form 10-K of Nuvectra Corporation and subsidiaries for the year ended December 30, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Dallas, Texas
October 5, 2017